Exhibit 99.1
Alion Acquires BMH Associates
Technology solutions firm purchases provider of modeling and simulation technologies for DoD training and experimentation
February 13, 2006—McLean, VA — Alion Science and Technology, a technology solutions provider for government and industry, today announced that it has acquired Norfolk-based BMH Associates, Inc. BMH Associates provides advanced software and systems engineering and specializes in distributed interactive simulations for military training and experimentation. Terms of the deal, which was completed on February 10, 2006, were not disclosed.
The acquisition fits with Alion’s strategy of intelligent growth, said Bahman Atefi, Chairman and CEO of Alion. “In addition to organic growth, we seek out companies that can complement our core competencies. BMH’s expertise in modeling and simulation (M&S) can enhance our already extensive capabilities,” he explained. Rob Goff, Alion Senior Vice President and manager of the company’s Defense Operations Integration Sector, added, “The people of BMH have shown that they are dedicated to achieving outstanding results for their customers, a commitment which has always been an essential part of Alion’s culture.”
The president of BMH Associates, Jack McGinn, said that becoming part of Alion was a logical step for the company. “Our high-level architecture and distributed simulation technologies mesh perfectly with Alion’s portfolio of M&S solutions. With the resources that Alion can provide, we can continue to give our customers outstanding support while offering even more complete solutions,” Mr. McGinn stated.
BMH Associates has offices in Norfolk and Suffolk, VA and Orlando, FL with additional personnel located at customer sites in Quantico, VA and Newport, RI.
About Alion Science and Technology
Alion Science and Technology is an employee-owned technology solutions company delivering technical expertise and operational support to the Department of Defense, civilian government agencies and commercial customers. Building on almost 70 years of R&D and engineering experience, Alion brings innovation and insight to multiple business areas: defense operations; modeling & simulation; wireless communication; industrial technology; chemical, biological, nuclear & environmental sciences; information technology; and naval architecture & marine engineering. Based in McLean, Virginia, Alion has more than 2600 employee-owners at major offices, customer sites and laboratories worldwide. For more information, call 877.771.6252 or visit Alion online at www.alionscience.com.
This press release contains information about management’s view of Alion’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of risk factors and uncertainties discussed in documents periodically filed by Alion with the SEC. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.